EXHITBIT 10.2

June 29, 2001

      The undersigned vendor, Xatnu, Inc. dba Entertainment Marketing ("Vendor") acknowledges that it has performed certain services for and on behalf of Vertical Computer Systems, Inc. ("Company") for which invoices in the amount of $42,457 have been issued by Vendor. As of June 29, 2001, Vendor has received 379,688 shares of Company's common stock (the "Stock" herein) toward the payment of the abovementioned invoice. Company agrees that it shall issue an additional 767,800 shares of its Stock, with a market price per share of $0.037 as of June 27, 2001, to Vendor's employees, Michael Blum and Phil Alexander; and Company shall cause to be filed immediately a Registration Statement on Form S-8 registering the Stock, to permit the sale of the Stock as a means of reducing Company's outstanding obligation to Vendor. Provided, however, that the Stock shall be sold into the public market in an orderly and non-disruptive manner. In the event that the net proceeds, after deducting taxes and commissions, from Vendor's sale of Stock are less than the amount of $42,457, Company shall pay Vendor the difference between $42,457 and the net proceeds in cash within 10 days of presentation by Vendor to Company of documentation of the amount of net proceeds. Further, in the event that the total Stock sold by Vendor exceeds $65,000, then, the remaining Stock will be returned to the Company or, with the Company's approval, sold with additional amounts applied as a credit for the Company.


Xatnu, Inc. dba Entertainment Marketing

By:_____________________________      _____________
   Michael Blum                           Date


Vertical Computer Systems, Inc.

By:_____________________________      _____________
   Richard Wade, President                Date